UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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General Moly, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
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General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado 80401

April 14, 2017

Dear Stockholder:

You are invited to attend General Moly’s annual stockholders’ meeting.  The meeting will be held on June 8, 2017, at 9:00 a.m., local Colorado time, at the Denver West Office Park, Building 22 - Room 130, 1726 Cole Blvd., Lakewood, Colorado 80401.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.

Your vote is important.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting.  Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed postage paid return envelope so that your shares will be represented at the meeting.

Please note that pursuant to NYSE rules, brokers are not permitted to vote your shares on proposals for the election of directors or on any other non-routine matters if you have not given your broker specific instructions on how to vote your shares.  PLEASE BE SURE TO GIVE SPECIFIC VOTING INSTRUCTIONS TO YOUR BROKER SO THAT YOUR VOTES CAN BE COUNTED.

We look forward to seeing those of you who will be able to attend the meeting.

Sincerely,

Bruce D. Hansen
Chief Executive Officer

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado 80401

Notice of Annual Meeting of Stockholders

To be Held on June 8, 2017

April 14, 2017

Dear Stockholder:

We are pleased to invite you to attend General Moly, Inc.’s (the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m., local Colorado time, on June 8, 2017, at the Denver West Office Park, Building 22 - Room 130, 1726 Cole Blvd., Lakewood, Colorado 80401.  The meeting will be held to:

•                  elect two Class I members to the Board of Directors to serve until the 2020 Annual Meeting of Stockholders;

•                  hold an advisory vote to approve executive compensation;

•                  hold an advisory vote on the frequency of the executive compensation advisory vote;

•                  ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017, and

•                  act on such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on the books of the Company at the close of business on April 14, 2017, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.  A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters at 1726 Cole Boulevard, Suite 115, Lakewood, Colorado 80401 during the 10 days before our Annual Meeting and at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings.  Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy.  If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.  The proxy is revocable at any time prior to its use.

Sincerely,

Michael K. Branstetter
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2017

The Company’s proxy statement, form of proxy card and 2016 annual report to stockholders are available at:  www.generalmoly.com.

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado 80401

PROXY STATEMENT
Relating to
Annual Meeting of Stockholders
To be held on June 8, 2017

We are sending this proxy statement to the holders of our common stock, $0.001 par value, in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the General Moly, Inc. (the “Company,” “we,” or “us,” or “our”) Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2017 at 9:00 a.m., local Colorado time, at the Denver West Office Park, Building 22 - Room 130, 1726 Cole Blvd., Lakewood, Colorado 80401, and any postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about April 28, 2017.

A proxy card is enclosed for your use.  The Board requests that you sign, date, and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Annual Meeting and to vote in person.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, stockholders entitled to vote will be asked to consider and take action on the following matters:

•                  election of two Class I members to our Board to serve until the 2020 Annual Meeting of Stockholders and until their successor is elected and qualified or until his earlier death, resignation, or removal in accordance with our Certificate of Incorporation, Amended and Restated Bylaws, and Corporate Governance Guidelines;

•                  an advisory vote to approve executive compensation;

•                  hold an advisory vote on the frequency of the executive compensation advisory vote;

•                  ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017;

•                  act on such other matters as may properly come before the meeting or any adjournment thereof.

Your vote is important.  We are requesting that you complete, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Shares cannot be voted at the meeting unless the owner is present to vote or is represented by proxy.

Shares Outstanding and Voting Rights

Record Date; Quorum.  Our Board has fixed the close of business on April 14, 2017, as the record date for the purpose of determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting.  At the close of business on that date, we had 111,167,877 issued and outstanding shares of common stock.  A majority of votes that could be cast by holders of all outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.  Proxies that are submitted, whether voted for or against, abstentions, broker non-votes, or otherwise, on at least one item will be treated as present for all matters considered at the meeting, and will be counted for determining whether we have a quorum, however, broker non-votes are not deemed eligible to vote on items as to which they have no authorization to vote.

Solicitation of Proxies.  The accompanying proxy is solicited on behalf of our Board and the entire cost of solicitation will be borne by us.  Following the original mailing of the proxies and soliciting materials, our directors, officers and employees may solicit proxies by mail, telephone, facsimile or other electronic means of communication, or personal interviews.  We will request brokers, custodians, nominees, and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of proxies.  In such cases, the Company will reimburse such holders for their reasonable expenses. The Company has retained Alliance Advisors LLC to perform proxy management services in preparation for the Annual Meeting.  Alliance Advisors’ services will include consulting with General Moly regarding all aspects of proxy solicitation and management; and (b) if requested, contacting banks, brokers and proxy intermediaries to determine the quantity of documents needed in connection with the meeting, and distributing appropriate quantities of such documents. Fees for Alliance Advisors’ services are $9,090.  General Moly may request additional services on an as needed basis.

If you have additional questions, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the Proxy Statement or the enclosed proxy card, please contact Alliance Advisors LLC.

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

855-928-4487

Banks and Brokers Call: (973) 873-7700

Revocation of Proxy.  Any proxy delivered in the accompanying form may be revoked by the person executing the proxy by either (1) providing our Corporate Secretary with a later-dated proxy prior to the Annual Meeting or presenting a later-dated proxy at the Annual Meeting, (2) providing our Corporate Secretary a written revocation prior to the Annual Meeting, or (3) attending the Annual Meeting and voting in person.

How Proxies will be Voted.  Assuming a quorum is present, proxies received by our Board in the accompanying form will be voted at the Annual Meeting as specified by the person giving the proxy.  All shares represented by a valid proxy will be voted at the discretion of the proxy holders on any other matters that may properly come before the meeting.  The Board, however, does not know of any matters to be considered at the meeting other than those specified in the Notice of Annual Meeting.

Required Votes.  With respect to the election of directors, the candidate receiving the highest number of votes will be elected.  Our stockholders may vote for or against a nominee(s), or may abstain.  If the number of shares voted “for” a nominee does not exceed the number of shares voted “against” the nominee, under our Corporate Governance Guidelines adopted by the Board, he or she must submit his or her resignation from the Board.  See Proposal 1 for further discussion of the majority voting provisions of the Corporate Governance Guidelines.  The affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy is required to approve, Proposal 2 (approval of our executive compensation, by non-binding vote) and Proposal 4.  The frequency of the executive compensation advisory vote (Proposal 3) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders.

Effect of Abstentions and Broker Non-Votes.  Abstentions will have no effect on the election of directors or the advisory vote on the frequency of the executive compensation advisory vote.  Abstentions may be specified and will be counted as present for the purposes of Proposals 2 and 4.  For purposes of determining whether Proposals 2 and 4 have received the requisite vote, an abstention by a stockholder will have the same effect as a vote against the proposal.

Brokers and other intermediaries, holding shares in street name for their customers, are generally required to vote the shares in the manner directed by their customers.  If their customers do not give any direction, brokers may vote the shares if (1) the broker holds the shares in a fiduciary capacity, or (2) the broker is acting pursuant to the rules of any national securities exchange of which it is a member.  On certain routine matters, brokers may, at their discretion, vote shares on behalf of their customers.  The election of directors, the advisory vote to approve our executive compensation and the advisory vote on the frequency of the executive compensation advisory vote are considered non-routine matters for which brokers are not permitted to vote shares without customer direction.  In addition, Proposal 4 is also considered a non-routine matter for which brokers are not permitted to vote shares without customer direction.  Therefore, brokers are not permitted to vote shares for Proposals 1, 2, 3 and 4 without customer direction.  Therefore, we urge you to give voting instructions to your broker on all four proposals.  Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.”  Broker non-votes will have no direct effect on whether any proposal is approved.

Voting Power.  Holders of our common stock are entitled to one vote for each share held.  There is no cumulative voting for directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information as of April14, 2017, regarding the ownership of our common stock by:

•                  each person who is known by us to own more than 5% of our shares of common stock;

•                  each of our named executive officers and directors; and

•                  all of our current executive officers and directors as a group.

For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”), and for each person includes shares of our common stock that person has the right to acquire within 60 days following April 14, 2017, upon exercise of options, stock appreciation rights or warrants.

Except as indicated in the footnotes to the tables below, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.  We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Stockholders Holding 5% or More:
AMER International Group Co., Ltd (3)	13,333,333	12.0%
Hanlong (USA) Mining Investment, Inc. Hanlong Resources Ltd Sichuan Hanlong Group Co., Ltd Geng Liu YiFan Liu XiaoPing Liu Xue Yang Nelson F. Chen (4)	11,843,341	10.7%
APERAM AMO Holding 7 S.A. (5)	8,256,699	7.4%
F. Steven Mooney (6)	10,000,000	8.3%
Executive Officers:
Bruce D. Hansen (7)	5,175,869	4.6%
Robert I. Pennington (8)	1,298,962	1.2%
R. Scott Roswell (9)	490,252	* %
Lee M. Shumway (10)	682,323	* %
Directors (not including Chief Executive Officer):
Ricardo M. Campoy	202,506	* %
Mark A. Lettes	147,700	* %
Gary A. Loving (11)	598,648	* %
Gregory P. Raih (12)	195,000	* %
Tong Zhang (3)	13,405,319	12.0%
Directors and executive officers as a group (9 persons) (13)	22,196,579	19.8%

* Less than 1%.

(1)                 The address for each of our directors and officers, other than Mr. Zhang, is c/o General Moly, Inc., 1726 Cole Blvd., Suite 115, Lakewood, Colorado 80401.  The address for Mr. Zhang is 29/F, Block A, East Pacific International Center, 7888th Shenzhen Blvd., Shenzhen, 518040, China.

(2)                    Based on 111,167,877 shares of our common stock outstanding as of April 14, 2017.  In accordance with SEC rules, percent of class as of April 14, 2017, is calculated for each person and group by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares of our stock outstanding, plus the number of shares exercisable by that person or group within 60 days of April 14, 2017.

(3)                     AMER and Mr. Zhang share the power to vote, direct the vote, dispose and direct the disposition of all shares shown as beneficially owned by AMER.  All of the voting and investment power with respect to shares held in the name of AMER have been delegated to Mr. Zhang.  The address for both AMER and Mr. Zhang is 29/F, Block A, East Pacific International Center, 7888th Shenzhen Blvd., Shenzhen, 518040, China.

(4)                     Based on a Schedule 13D/A jointly filed with the SEC on March 10, 2014, by Hanlong (USA) Mining Investments, Inc. (“Hanlong USA”) and a Form 4/A filed on February 12, 2013.  All of the voting and investment power with respect to shares held in the name of Hanlong USA have been delegated to Mr. Chen.  The address for Hanlong USA is Suite 6303-04, 63/F., Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.  The shares that are directly owned by Hanlong USA are also indirectly beneficially owned by each of Hanlong Resources, Sichuan Hanlong, Geng Liu, YiFan Liu, XiaoPing Liu, and Xue Yang.  The Form 4/A does not indicate whether any of such persons exercises any power to vote, direct the vote, dispose or direct the disposition of the shares shown as indirectly beneficially owned by them.  The addresses for each such person (other than Hanlong USA and Mr. Chen which are above) are: (a) in the case of Hanlong Resources, Suite 6303-04, 63/F, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong; and (b) in the case of Sichuan Hanlong, Geng Liu, YiFan Liu Xiaoping Liu, and Xue Yang, 20F, Hongda Building, No. 2 East Jin Li Road, Chengdu, Sichuan 610041, China.

(5)                     Based on a Schedule 13G filed with the SEC on January 28, 2011, by APERAM and AMO Holding 7 S.A. and a Form 3 filed with the SEC on January 28, 2011, by APERAM.  According to such Form 3, on January 25, 2011, the Board of Directors of ArcelorMittal S.A. (“ArcelorMittal”) and APERAM each approved the transfer of the assets comprising ArcelorMittal’s stainless and specialty steels business from its carbon steel and mining business to APERAM, a separate entity incorporated in the Grand Duchy of Luxembourg.  Following such transfer, AMO Holding 7 S.A. became a wholly owned subsidiary of APERAM.  APERAM and AMO Holding 7 S.A. share voting and disposition power for all shares shown as beneficially owned by them.  The addresses for APERAM and AMO Holding 7 S.A., respectively, are 12C, rue Guillaume Kroll L-1882 Luxembourg, Grand Duchy of Luxembourg and 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

(6)                     Based on a Schedule 13G/A filed with the SEC on February 9, 2016, by Mr. Mooney.  Includes 5,000,000 shares that would be received upon conversion of a Senior Convertible Note which is currently convertible and 5,000,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(7)                     Includes 750,000 shares that would be received upon conversion of a Senior Convertible Note that is currently convertible and 1,500,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(8)                     Includes 145,000 shares of unvested performance-based restricted stock that was granted and previously reported on Form 4 but not yet issued, 158,000 shares held by Robert Pennington Dolores R. Pennington P/ADM Mineral Development LLC Dated 10/15/2007, of which Mr. Pennington is the sole member, and 150,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(9)                     Includes 13,260 shares held in Mr. Roswell’s individual retirement account and 60,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(10)              Includes 100,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(11)              Includes 100,000 shares that would be received upon conversion of a Senior Convertible Note that is currently convertible and 200,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(12)             Includes 35,000 shares held in Mr. Raih’s individual retirement account.

(13)              Includes 145,000 shares of restricted stock, 850,000 shares that would be received upon conversion of Senior Convertible Notes which are currently convertible and 2,010,000 shares that would be received upon exercise of warrants which are currently exercisable.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board currently consists of 6 members, with Ricardo M. Campoy appointed as Board Chairman.

Pursuant to our bylaws, the members of our Board have been divided into three classes.  The term of office for the Class I members of our Board, currently consisting of two member, expires at our 2017 Annual Meeting.  The term of office for the Class II members of our Board, currently consisting of two members, expires at our 2018 Annual Meeting.  The term of office for our Class III members of our Board, currently consisting of two members, expires at our 2019 Annual Meeting.

Generally, at each of our Annual Meetings of Stockholders, the number of directors equal to the number of directors in the class whose term is scheduled to expire on the day of such meeting will be elected for a term of three years and will hold office until expiration of the terms for which they were elected and qualified.

In each case, a director’s term will continue until the director’s successor is elected and has been qualified.  Any director may be removed from office as a director at any time by our stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director.

At this Annual Meeting, two Class I directors are to be elected and each will serve for a term of three years and until his successor is elected and qualified. The following nominees for election as Class I directors at this Annual Meeting are recommended by our Board:

Gary A. Loving

Gregory P. Raih

If a nominee for director should become unable or decline to serve if elected, it is intended that shares represented by proxies that are executed and returned will be voted for any substitute nominee as may be recommended by our existing Board.  The nominees receiving the highest number of votes cast at the Annual Meeting will be elected as a Class I director for a term of three years and until his or her successor is elected and qualified.

Pursuant to our Corporate Governance Guidelines adopted by our Board, if a director nominee does not receive a majority of the votes cast, the director is required to promptly tender his or her resignation to the Board.  For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds the number of votes cast “against” that director’s election.  The Governance and Nominating Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, within 90 days from the date of the certification of the election results, and publicly disclose its decision promptly thereafter.  The Governance and Nominating Committee, in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  A director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.  If no director receives a majority of shares cast in an uncontested election, then the incumbent directors will nominate a new slate of directors and hold a special meeting of stockholders for the purpose of electing those nominees within 180 days after certification of the stockholder vote.

Information About The Nominees

We have provided information below about our director nominees, who are each an incumbent director, including his name, years of service as director, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about the nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Gary A. Loving has been a member of our Board since February 2008.  Previously, Mr. Loving served as President, CEO and Director of Frontera Copper Corporation and Senior Vice President South American Operations for Phelps Dodge Mining Company and was a member of the Board of Directors of Twin Metals Minnesota, LLC.

Mr. Loving has significant mining operations and project development experience in several world class mining projects including the Candelaria project in Chile, the Sossego Project in Brazil and the Piedras Verdes Project in Mexico.  Mr. Loving’s technical and operational expertise gives him the background to contribute to our Board as an effective Chair of our Technical Committee and to assist the Company in developing its mining properties.  Mr. Loving is also a member of our Governance and Nominating Committee and Compensation Committee.

Gregory P. Raih has been a member of our Board since September 2010.  In 2015, Mr. Raih was selected to serve as the Governance and Nominating Committee Chair.  Mr. Raih has an extensive accounting background and served as a Partner at KPMG LLP from 2002 to 2008 and previous to that held a variety of positions at Arthur Andersen LLP, including Partner from 1981 to 2002.  While at Arthur Andersen, Mr. Raih served as the global director of the firm’s mining industry practice and has significant experience with mining accounting and reporting issues.  He served as engagement partner on a number of mining clients, including Newmont Mining Corporation and BHP Billiton Base Metals.  Mr. Raih is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.  He currently serves as a director of Bonanza Creek Energy, Inc., where he serves as Chairman of the Audit Committee and a member of the Nominating and Governance Committee and is also a member of the Board of Managers of Jonah Energy Holdings, LLC, where he serves as Chairman of the Audit Committee.

Mr. Raih is also a National Association of Corporate Directors Board Leadership Fellow.  His qualifications as an audit committee financial expert provide an essential skill set relevant to his service on our Board, as a member of the Audit Committee and Finance Committee, and as chair of our Governance and Nominating Committee.

DIRECTORS AND OFFICERS

The following table provides the names, positions, ages and principal occupations of our current directors, including those who are nominated for election as a director at the Annual Meeting, our executive officers, and our Secretary:

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation
Ricardo M. Campoy (2)(4)(5)(6) Chairman	66	Director since August 2006	International natural resources banker
Bruce D. Hansen (1) Chief Executive Officer and Director	59	Executive Officer and Director since January 2007	Chief Executive Officer of the Company
Mark A. Lettes (1)(4)(5)(6) Director	68	Director since April 2007	Retired from Apex Silver Mines Limited
Gary A. Loving (3)(5)(6) Director	68	Director since February 2008	Retired as President, Chief Executive Officer, and Director of Frontera Copper Corporation
Gregory P. Raih (3)(4)(5) Director	69	Director since September 2010	Former Partner with KPMG LLP
Tong Zhang (2) Director	44	Director since December 2015	Chairman Overseas Investment Committee and CEO International Business Group — Amer International Group
*Lee M. Shumway Chief Financial Officer	55	Executive Officer since June 2009	Chief Financial Officer of the Company
Robert I. Pennington Chief Operating Officer	62	Executive Officer since October 2007	Chief Operating Officer of the Company
R. Scott Roswell Chief Legal Officer	54	Executive Officer since September 2010	Chief Legal Officer of the Company
Michael K. Branstetter Secretary and General Counsel	63	Officer since November 1992	Attorney with the firm of Hull & Branstetter Chartered

* Mr. Shumway has announced his departure from the Company effective May 12, 2017

(1)         Term of office as Director expires at the 2019 Annual Meeting of Stockholders.

(2)         Term of office as Director expires at the 2018 Annual Meeting of Stockholders.

(3)         Term of office as Director expires at the 2017 Annual Meeting of Stockholders.

(4)         Member of Audit Committee.  Mr. Lettes is chair of this committee.

(5)         Member of Governance and Nominating Committee.  Mr. Raih is chair of this committee.

(6)         Member of Compensation Committee.  Mr. Campoy is chair of this committee.

We have provided information below about each of the individuals who currently serve on our Board, including their names, years of service as directors, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement in light of our business and corporate structure.  Mr. Zhang was appointed pursuant to the Stockholder Agreement between the Company and AMER.  See “Certain Relationships and Related Party Transactions” for more information about this agreement.

Also set forth below is information about each of our other directors, our executive officers and our Secretary.  Officers are appointed annually by the Board and serve at the pleasure of the Board.

Ricardo M. Campoy has been a member of our Board of Directors since August 2006 and Chairman since May 2015.  Mr. Campoy is currently Managing Director of the minerals capital and advisory practice of Headwaters Merchant Bank. Mr. Campoy also serves on the Board of Directors of Endeavour Silver, listed on the TSX Exchange.  Mr. Campoy has worked as an international natural resources banker for more than 30 years, having served in executive finance positions at various firms, including as Head of Mining & Metals of WestLB AG, Member/Senior Advisor of McFarland Dewey & Co., Managing Director Mining & Metals of ING Capital and Swiss Bank Corp, respectively, and President of Elders Resources Finance Inc.  Prior to Mr.Campoy’s work in finance, he was employed as a mining engineer at Inspiration Copper, Dravo Corporation, and AMAX Inc.

Mr. Campoy has extensive mining and international business experience, as well as engineering experience.  In addition, Mr. Campoy served as chair of the Compensation Committee and as a member of the audit and governance committees of Forsys Metals.  He currently serves on the audit committee and chairs the compensation committee of Endeavour Silver.  He brings an international perspective to the Board, which is relevant to our business given the global market for molybdenum.  Mr. Campoy also has 34 years of experience in the banking industry, where he focuses on financings of natural resource projects, as well as significant leadership experience in a variety of roles at different companies, all of which makes Mr. Campoy well-suited to serve as an effective Chair of our Board and of our Compensation Committee, as well as a member of our Finance Committee and Governance and Nominating Committee.

Bruce D. Hansen has been our Chief Executive Officer and a member of our Board since January 2007.  Mr. Hansen served as our interim Chair of the Board from October 2007 through December 2010.  From September 2005 through November 2006, Mr. Hansen served as Senior Vice President, Operations Services and Development at Newmont Mining Corporation.  From July 1999 to September 2005, Mr. Hansen served as Senior Vice President and Chief Financial Officer at Newmont Mining Corporation.  Mr. Hansen also served as the Vice President of Project Development for Newmont and previously was the Senior Vice President of Corporate Development for Santa Fe Pacific Gold Corporation.  Mr. Hansen is a director and Chairman of the Audit Committee of Energy Fuels, Inc. and is also a director of ASA Gold and Precious Metals, Ltd., where he serves as Chairman of the Audit and Ethics Committee.

As our Chief Executive Officer, Mr. Hansen has detailed knowledge of the Company’s development, strategy and projects.  Mr. Hansen also has an extensive mining industry background, having worked in the mining industry for more than 30 years in a variety of financial, technical and leadership roles.  Mr. Hansen has demonstrated success in these various industry roles over the years.  Mr. Hansen’s knowledge of the Company’s development efforts as well as his industry experience at both large and small mining companies and his demonstrated past successes give him the necessary background, experience and leadership to be an effective director, and member of the Technical Committee.

Mark A. Lettes has been a member of our Board since April 2007.  He served as Chief Financial Officer of Apex Silver Mines from June 1998 to June 2006, and was responsible for the financing of Apex Silver Mines’ large-scale San Cristobal silver and zinc mine in Bolivia.  Prior to joining Apex Silver Mines, Mr. Lettes held senior financial positions with Cyprus Amax, Amax, Inc., and Amax Gold.  Mr. Lettes served as a director of Yukon Zinc Corporation from October 2006 to June 2008, Century Mining Corporation from March 2008 to October 2008 and Selwyn Resources from September 2012 to May 2013, where he served on the audit, governance and technical committees.

Mr. Lettes has extensive mining and financial experience gained in his eight years as chief financial officer at a mining company where he was also responsible for a major financing.  In this role, Mr. Lettes was involved in all aspects of financial reporting and compliance.  In addition, Mr. Lettes served on the audit, governance and compensation committees of Yukon Zinc Corporation and on the audit, governance and compensation committees of Century Mining Corporation.  Mr. Lettes’ experiences in these roles are directly relevant and important to Mr. Lettes’ current roles as our Audit Committee Chair and an audit committee financial expert.  Mr. Lettes’ mining and financial experience, as well as his significant past board experience, enhances the knowledge of the Board as the Company works toward seeking and obtaining financing of the Mt. Hope Project and commencing operations.  Mr. Lettes is also our Finance Committee Chair, and a member of our Compensation Committee and Governance and Nominating Committee.

Tong Zhang was nominated by Amer International Group (“AMER”) and appointed to our Board in December 2015.  Mr. Zhang has served as the Chairman of the Overseas Investment Committee and CEO of the International Business Group at AMER since January 2015.  Previously, he was a Group Vice President with AMER from June 2010 to January 2015.  Mr. Zhang has over 17 years of experience in senior management, and investment roles involving international transactions, including leading several private investments and M&A transactions in both China and the U.S.

Prior to joining AMER, Mr. Zhang was the co-founder of a private equity fund and held various positions with PricewaterhouseCoopers in its management consulting practice and assurance services organization.  Mr. Zhang holds a Master Degree from Ohio University.  Mr. Zhang is bilingual in Chinese and English.

Lee M. Shumway has informed the Company of his departure from the Company, effective May 12, 2017.  Mr. Shumway was appointed Chief Financial Officer, following the retirement of David A. Chaput in October, 2015.  Previously, Mr.Shumway was our Controller and Treasurer, appointed in June 2009.  Prior to serving as Controller and Treasurer, Mr. Shumway served as our Director of Business Process/Information Technology starting in November 2007.  From 2002 to November 2007, Mr. Shumway served as Director of Supply Chain — Nevada Operations for Newmont Mining Corporation following assignments as Controller — Nevada Operations and Business Process Manager from 1997 to 2002.  Prior to joining Newmont in 1997, Mr. Shumway had 10 years of experience with Santa Fe Pacific Gold and Price Waterhouse.

Robert I. Pennington was named our Chief Operating Officer in January 2012, and was previously our Vice President of Engineering and Construction since October 2007.  From May 2006 to October 2007, Mr. Pennington owned his own consulting firm.  From April 2002 to May 2006, Mr. Pennington served as Chief Operating Officer of M3 Engineering & Technology.  Mr. Pennington has more than 30 years of metal mine operations and project management experience, including 23 years in management of mine and plant operations.  He previously served as President at the Phelps Dodge Tyrone operations and General Manager, at Phelps Dodge Morenci.  Mr. Pennington has extensive experience in concentrator design with an education in environmental engineering and metallurgy.

R. Scott Roswell was named our Chief Legal Officer in October 2015, previously serving as our Vice President of Human Resources and Corporate Counsel since September 2010.  From June 2004 to December 2009, Mr.Roswell served as Counsel and Executive Vice President of Law and Human Resources and as a consultant to Flatiron Financial Services Inc. /Centrix Financial, LLC, Denver-based loan servicing firms.  From December 1994 to June 2004, Mr. Roswell served as Senior Attorney/Senior Director to Qwest/US West, in the Risk Management group.  Prior to that, from August 1991 to December 1994, Mr. Roswell was an associate for the Denver, Colorado law firm of Hall & Evans, LLC.

Michael K. Branstetter has been our Secretary and General Counsel since November 1992.  Mr. Branstetter is the principal of Hull & Branstetter Chartered, a law firm in Idaho and has more than thirty years of experience providing legal representation to the mining industry.  Mr. Branstetter’s practice focuses on mining, environmental, natural resources and related business transactions.

THE BOARD, BOARD COMMITTEES AND DIRECTOR INDEPENDENCE

During the year ended December 31, 2016, our Board held five meetings.  Each of the incumbent directors who were on our Board during 2016 attended at least 75% of the total number of meetings of the Board and the committees of the Board on which such director served for the full year.  In 2008, we adopted a policy requiring members of our Board to attend each annual meeting of stockholders.  All directors except for Mr. Zhang were able to attend the 2016 Annual Meeting in person.

Mr. Campoy, an independent non-executive Chair of the Board, is responsible for coordinating the activities of the other independent directors, presiding over all meetings of the Board, including executive sessions; approving information sent to the Board; approving meeting agendas for the Board; and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.  The Chair of the Board has the authority to call meetings of the independent directors; and, if requested by major stockholders, ensure that he/she is available for consultation and direct communication.

Our Board has a standing Audit Committee, Compensation Committee, Governance and Nominating Committee, and Technical Committee.  In 2013, the Finance Committee was re-established and is continuing into 2017 to provide assistance to the Board with respect to any transactions that occur outside of the ordinary course of business including “financing transactions” as that term is defined in the committee charter, mergers or acquisitions.  Our Finance Committee members are:  Mark A. Lettes (Chair), Ricardo M. Campoy, and Gregory P. Raih.  The Technical Committee provides assistance to the Board with respect to technical studies and evaluations of the Company’s projects, environmental and permitting compliance programs, and safety, health and environmental programs.  Our Technical Committee members are:  Gary A. Loving (Chair), Bruce D. Hansen and Tong Zhang.

Our Board has approved written charters that govern each of our Audit Committee, Compensation Committee, Governance and Nominating Committee, Technical Committee, and Finance Committee which are described in more detail below.  Copies of the charters of these five committees are available on our corporate website at www.generalmoly.com under the “Governance — Board of Directors” tab under the “Investors” tab.  Our Board has determined that Ricardo M. Campoy, Mark A. Lettes, Gary A. Loving, and Gregory P. Raih are independent directors in accordance with the listing standards of the NYSE MKT.  There are no family relationships among any of our current directors and officers.

Stockholders may communicate with our Board or our non-management directors by sending written correspondence to General Moly, Inc. Board, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401, or by sending an email to info@generalmoly.com.  Our Corporate Secretary will receive the correspondence and forward it to the Chair of the applicable Board committee or to any individual director or directors to whom the communication is directed.

Audit Committee

Our Audit Committee members are: Mark A. Lettes (Chair), Ricardo M. Campoy, and Gregory P. Raih, all being independent directors in accordance with the listing standards of the NYSE MKT and the additional criteria for independence of audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, our Board has determined that each of Mark A. Lettes and Gregory P. Raih is an “audit committee financial expert” as defined by SEC rules.  The Audit Committee held four meetings in 2016.  The primary purposes of the Audit Committee, as set forth in its charter, are to:  (1) provide independent review and oversight of the Company’s accounting and financial reporting process, the system of internal control and management of financial risks; (2) manage the audit process, including the selection, oversight and compensation of the Company’s independent auditors; (3) assist the Board in monitoring compliance with laws and regulations and its code of business conduct; and (4) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding its accounting, internal controls or auditing matters.

Compensation Committee

Our Compensation Committee members are: Ricardo M. Campoy (Chair), Mark A. Lettes, and Gary A. Loving all being independent directors in accordance with the listing standards of the NYSE MKT.  The Compensation Committee held three meetings in 2016.  The primary purposes of the Compensation Committee, as set forth in its charter, are to:  (1) establish, administer and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers; (2) make recommendations to the Board regarding director and executive officer compensation; (3) review the performance and determine the compensation of the Chief Executive Officer, based on criteria including the Company’s performance and accomplishment of long-term strategic objectives; (4) prepare an annual report on executive compensation for inclusion in the Company’s proxy statement; and (5) assist management and the Board with respect to the analysis as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.  The Compensation Committee also reviews and, if appropriate, either as a committee or together with other independent directors of the Board (as directed by the Board), approves any employment agreements, severance arrangements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each executive officer of the Company.  The committee also oversees the administration of the Company’s Equity Incentive Plan.

In fulfilling its responsibilities, the Compensation Committee may form and delegate any or all of its responsibilities to subcommittees, when appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required under applicable NYSE MKT rules and federal securities laws, to be performed by independent directors. The Compensation Committee’s evaluation of the Chief Executive Officer is based on criteria designed to help ensure that our Chief Executive Officer’s interests are aligned with the long-term interests of our stockholders, including the performance of our business, accomplishment of long-term strategic objectives, the handling of extraordinary events, and the development of management.

The Compensation Committee had formerly engaged Towers Watson as its compensation consultant  in 2008 and from 2010 — 2013, and directed it to help develop and implement a sound executive compensation framework that will enable growth, reinforce consistency and support transparency.  Neither Towers Watson nor any other compensation consultant has been engaged after 2013 due to the status of the suspended development of the Mt. Hope Project and our cash conservation measures.  Though somewhat dated, the prior work product of Towers Watson remains in place and is available to assist the Compensation Committee in any future updating of our peer group concerning benchmark information.  The Compensation Committee will continue to evaluate our cash conservation measures and in the future may employ a compensation consultant to provide information and recommendations to the committee regarding various compensation matters, including advising the committee on legislative and risk updates, reviewing incentive/business risk; executive turnover risk; and other risk factors, including use of key performance indicators.

Our human resources department, including our Chief Legal Officer, assists the Compensation Committee in its work.

Governance and Nominating Committee

In 2016, our Governance and Nominating Committee members were:  Gregory P. Raih (Chair), Ricardo M. Campoy, Mark A. Lettes, and Gary A. Loving, all being independent directors in accordance with the listing standards of the NYSE MKT.  The Governance and Nominating Committee held two meetings in 2016.  The primary purposes of the Governance and Nominating Committee, as set forth in its charter, are to:  (1) establish criteria for selection of directors to serve on the Board; (2) identify individuals qualified to become directors and recommend candidates for membership on the Board; (3) ensure that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial experience and community ties; (4) consider independence and any possible conflicts of interest for Board members and executive officers; (5) review and make recommendations regarding the composition, size and tenure policies of the Board; (6) conduct an annual (or more frequently as circumstances may dictate) evaluation of the performance and effectiveness of the Board; (7) recommend members of the Board to serve on Board committees and as committee chairs; (8) review, evaluate and recommend changes to the Company’s Corporate Governance Guidelines; (9) annually review and evaluate CEO performance; and (10) develop appropriate policies and principles for CEO succession planning.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Governance and Nominating Committee and our Board take into account the following criteria, among others, in considering directors and candidates for the Board:

•      judgment, experience, skills and personal character of the candidate;

•      diversity of the Board in its broadest sense; and

•      the needs of the Board.

The Governance and Nominating Committee conducts a preliminary assessment of each proposed nominee based upon the proposed nominee’s resume and biographical information, the individual’s willingness to serve as a director of the Company, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Governance and Nominating Committee will consider nominees recommended by stockholders.  To date, we have not received any recommendations from our stockholders requesting that the Board, or any of its committees, consider a nominee for inclusion among the Board’s slate of nominees.  A stockholder wishing to submit a director nominee recommendation should comply with the provisions of our bylaws and the provisions set forth under the heading “Stockholder Proposals and Recommendations for Director Nominees for the 2018 Annual Meeting.”  Under the terms of our Governance and Nominating Committee Charter, we evaluate all nominees, including those recommended by stockholders, by conducting appropriate inquiries into their backgrounds and qualifications; however, the Governance and Nominating Committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded.  The Governance and Nominating Committee will consider all relevant qualifications as well as the needs of the Company in terms of compliance with applicable SEC and stock exchange rules.

Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that with regard to diversity, the committee will consider candidates for the Board regardless of gender, ethnicity or national origin and that any search firm retained to assist the committee should be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.  Although we do not have a separate Board diversity policy, the Governance and Nominating Committee Charter provides that the committee is responsible for reviewing and making recommendations to the Board, as it may deem appropriate, in order to ensure that the Board consists of persons with sufficiently diverse and independent background.

Risk Oversight

Our senior management is responsible for managing the risks facing the Company under the oversight and supervision of the Board.  While the full Board is ultimately responsible for risk oversight at our Company, three of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the area of compensation policies and practices.  The Technical Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations and safety.  Other general business risks such as economic, regulatory and permitting are monitored by the full Board.  Senior management consults with the three Board committees with risk assessment responsibilities, and the Board to suggest risk management topics to be presented to the Board, and different risk management topics are addressed routinely in its meetings.  Risk management and assessment reports are regularly provided by management to these committees and the full Board.

Compensation Risk Assessment

Our Compensation Committee considered whether our compensation program encouraged excessive risk taking by employees.  Based upon its assessment, the committee does not believe that our compensation program encourages excessive or inappropriate risk-taking.  The committee believes that the design of our compensation program, which historically has included a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.  With the continuing cash conservation efforts, our compensation program reinstituted salary reductions to our named executive officers in January 2016 and suspended cash and equity awards, while providing retention incentives discussed under “Compensation Discussion and Analysis” below.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors, and more than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file.  During 2016, certain of our directors and executive officers who own our stock filed Forms 4 with the SEC.  The information on these filings reflects the current ownership position of all such individuals.  To the best of our knowledge and based solely on a review of the forms submitted to the Company, during 2016, all such filings by our executive officers, directors and beneficial owners of more than ten percent of our common stock were timely made, except for a Form 4 for Bruce D. Hansen which was filed one day late related to an issue with updating his personal codes utilized in the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer.  A copy of our Code of Conduct and Ethics is available on our website at www.generalmoly.com under the “Governance” tab under the “Investors” tab, and can also be obtained at no cost, by telephone at (303) 928-8599 or by mail at:  General Moly, Inc., 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401, attention: Investor Relations.  We will disclose any amendments to or waivers of the Code of Conduct and Ethics on our website.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws, rules and regulations; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Vote Required

The candidate receiving the highest number of votes will be elected.  If any candidate does not receive at least a majority of the votes cast in the election, he must submit his resignation from the Board as described above.

Recommendation

The Board recommends that stockholders vote FOR each of the two nominees recommended by the Board for director.  If not otherwise specified, proxies will be voted FOR each of the two nominees for director.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, we are again asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is historically designed to enable us to obtain and retain the services of experienced executives.  The compensation packages for our executive officers are designed to promote teamwork as well as individual initiative and achievement,  to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders and to motivate and reward executives whose knowledge, skills and performance are critical to our success.  Compensation depends to a significant extent on the achievement of annual and long-term performance goals.

In January 2016, consistent with our ongoing cost reduction efforts, our Compensation Committee continued salary reductions for our named executive officers and implemented a similar retention program from prior years, including equity incentives for our named executive officers who remained with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 16, 2017.  These equity incentives vested and were awarded in January 2017.

Now into our fourth year of the cost reduction program, our Compensation Committee once again approved a continuation of the salary reductions for our named executive officers during 2017 and implemented a similar retention program from prior years, including equity incentives for our named executive officers who remained with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 16, 2018.

Essential to our compensation philosophy is the avoidance of egregious or overly generous compensation, excessive perquisites or tax gross ups on perquisites, repricing or replacement of stock awards, and hedging of Company stock.  For additional information about our executive compensation program, please read the Compensation Discussion and Analysis beginning on page    .

At our 2011 Annual Meeting, our stockholders voted in favor of holding an advisory vote to approve named executive officer compensation each year.  Accordingly, the Board determined to hold an annual advisory vote to approve our named executive officer compensation, until such time as the next required advisory vote on the frequency of future votes to approve our named executive officer compensation, which such advisory vote will be sought at the 2017 Annual Meeting.

We are again asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve this proposal.  However, the “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.

Recommendation

The Board recommends that stockholders vote to approve the compensation of our named executive officers by voting FOR Proposal 2.  If not otherwise specified, proxies will be voted FOR approval of our executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY
OF THE EXECUTIVE COMPENSATION VOTE

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, following the previous frequency vote conducted in 2011, we are again asking our stockholders to vote, on an advisory or non-binding basis, on how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 above.  Previously, at our 2011 Annual Meeting, our stockholders voted in favor of holding an advisory vote to approve named executive officer compensation each year.  The enclosed proxy card gives our stockholders four choices for voting on this Proposal.  You can choose whether the “say-on-pay” vote should be conducted every year, every two years, or every three years.  You may also abstain from casting a vote.

Since the 2011 vote, the Board has implemented an annual advisory vote to approve our named executive officer compensation.  The Board has once again considered the frequency alternatives, and our Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for us and our stockholders at this time.

When you vote in response to the resolution below, you may cast your vote on your preferred voting frequency by choosing among the following four options:  every one year, every two years, or every three years, or you may abstain from voting.

“RESOLVED, that the Company’s stockholders determine, on an advisory basis, the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, with a frequency of once every year, every two years or every three years, whichever receives the highest number of votes cast with respect to this resolution.”

Vote Required

The frequency of the executive compensation vote — every one, two or three years — receiving the greatest number of votes will be considered the frequency recommended by stockholders.  This vote is advisory and, therefore, not binding on the Company, the Compensation Committee or our Board.  Our Board may decide in the future that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation

The Board recommends that stockholders vote for a ONE YEAR frequency for future advisory votes on the compensation of our named executive officers.

PROPOSAL 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.  Our Board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017.  Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent accountants, our Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent accountants, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP.  Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Audit Fees

The aggregate fees billed, including out of pocket expenses, for professional services rendered by our principal accountants for the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2016, as well as multiple regulatory filings was $300,000. The aggregate fees billed, including out of pocket expenses, for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2015, including a regulatory filing, was $562,300.

Audit-Related Fees

There were no fees billed in the last two fiscal years for audit-related fees.

Tax Fees

The aggregate fees billed by our principal accountants for preparation of tax returns and tax consultations for the fiscal year ended December 31, 2016, is expected to be approximately $100,000. The aggregate fees billed by our principal accountants for preparation of tax returns and tax consultations for the fiscal year ended December 31, 2015, were approximately $100,000.

All Other Fees

For both the fiscal year ended December 31, 2016 and 2015, we obtained accounting research software licenses for $1,872 each year.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditors.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.  All services and fees paid to PricewaterhouseCoopers LLP, including tax fees, for the fiscal year ended December 31, 2016 were pre-approved by the Audit Committee.  On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors for specific projects.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more Audit Committee members, provided that any such pre-approvals are reported at a subsequent Audit Committee meeting.

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the current fiscal year.

Recommendation

The Board recommends that stockholders vote FOR Proposal 4.  If not otherwise specified, proxies will be voted FOR Proposal 4.

AUDIT COMMITTEE REPORT

The Board has appointed the members of the Audit Committee.  The Audit Committee is governed by a charter that the Board approved and adopted and which is reviewed and reassessed annually by the Audit Committee.  The Audit Committee is comprised of three independent directors.

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting, accounting systems and processes, and internal controls.

Management is responsible for the preparation and integrity of the Company’s financial statements and for the design and maintenance of an effective internal control environment over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee has independently met and held discussions with management and the Company’s independent registered public accounting firm.

In the discharge of its responsibilities, the Audit Committee has:

(1)         Reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;

(2)         Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committee as adopted by the Public Company Accounting Oversight Board, including the quality (in addition to acceptability), clarity, consistency, and completeness of the Company’s financial reporting;

(3)         Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee; and

(4)         Discussed with the Company’s independent registered public accounting firm the independent accounting firm’s independence.

Based on its reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE

Mark A. Lettes, Chair
Ricardo M. Campoy
Gregory P. Raih

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this report with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE

Ricardo M. Campoy, Chair
Mark A. Lettes
Gary A. Loving

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our Compensation Committee or Board and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our executive compensation program.  It describes the philosophy and objectives of our executive compensation program and how we applied those objectives in compensating our executive officers during 2016.  For 2016, our “named executive officers,” or NEOs, included the following individuals:

•                  Bruce D. Hansen, Chief Executive Officer or CEO;

•                  Lee M. Shumway*, Chief Financial Officer or CFO;

•                  Robert I. Pennington, Chief Operating Officer or COO; and

•                  R. Scott Roswell, Chief Legal Officer or CLO.

*                 Mr. Shumway has announced his departure from the Company effective May 12, 2017.

Our executive team is key to the Company’s achievement of its business strategy.  Our executives were carefully selected, and retained, as a result of their significant experience in mine development, project financing, and operations, to lead the implementation of our business strategy.

Executive Summary

Our Business Strategy

We are in the business of the exploration, development and future mining of properties containing molybdenum.  Our business strategy is to acquire and develop highly profitable advanced stage mineral deposits.  Our principal asset is an 80% interest in the Mt. Hope Project, a primary molybdenum property located in Eureka County, Nevada, operated by Eureka Moly, LLC (“EMLLC”).  EMLLC is a joint venture of General Moly, through its wholly owned subsidiary Nevada Moly, LLC (80% membership interest) and POS-Minerals Corporation (“POS-Minerals”) (20% membership interest), a division of POSCO, a large Korean steel company. We also have a second significant wholly owned molybdenum and copper project, the Liberty Property, located in Nye County, Nevada.

In the near-term, our objective is continue our cash conservation efforts as we look toward completing efforts to reobtain water permits, the Record of Decision approving a supplement to our Environmental Impact Statement from the Bureau of Land Management (“BLM”), and seeking and obtaining project financing to construct and operate the Mt. Hope Project; to evaluate acquisition and other business opportunities that we can collectively pursue with our strategic partner AMER International Group, as identified below; and to continue our evaluation of the molybdenum and copper properties at the Liberty Project.

Developments During 2016

AMER International Group

The Amended Investment and Securities Purchase Agreement and other agreements between AMER International Group (“AMER”) and the Company remain in place.  We closed the first tranche of AMER’s $20 million investment in November 2015 for a $4 million investment purchasing 13.3 million shares, and the issuance of warrants to purchase 80 million shares at $0.50, which become exercisable upon the completion of a $700 million dollar bank loan to fund our EMLLC membership share of construction costs for the Mt. Hope Project.  In 2016, hampered by continuing stagnant  molybdenum prices, the Company worked with its strategic partners at AMER to identify and explore potential value accretive opportunities to the Company concerning base metal projects in North America.  This process continues into 2017.  We remain committed to our strong relationship with AMER, including our association with Tong Zhang, nominated by AMER to serve on our Board of Directors.  Mr. Zhang works closely with our management group and our financial advisors as we review such opportunities.

Cash Conservation

Now in our fourth year of cash conservation, our executives continue to work aggressively to manage expenses and preserve liquidity while we seek opportunities to support financing options for the Mt. Hope Project, and evaluate potential business development opportunities with AMER.  Our cash conservation efforts have reduced planned expenditures to approximately $1.5 million a quarter for corporate and Liberty Project spend.

The Company continues cash conservation efforts to reduce planned expenditures that maximize our financial flexibility and ensures readiness to seek and establish financing for the restart of construction activities at the Mt. Hope Project. The continuation of the Company’s cash conservation programs maintains current liquidity by reducing engineering, administrative and procurement expenses, and trimming our G&A expenditures to approximately $1.5 million per quarter.

During 2016 at the Mt. Hope Project, we worked closely with the BLM and our reclamation surety underwriters to reduce the cash collateral component or our financial guarantee/bonding requirement for reclamation responsibilites during this period of continuing care and maintenance.  We successfully reduced the approved three-year disturbance plan from $75.3 million to $2.8 million, allowing for a saving of $4.3 million in bonding and collateral costs.  Coupled with other cash management efforts, we have successfully extended the EMLLC Reserve Account to fund ongoing care and maintenance costs for the Company and POS-Minerals through 2021.

The efforts of our executive officers have been instrumental in managing ongoing cost reduction programs to maintain continuity of employees and liquidity during efforts to secure project financing for the Mt. Hope Project.  The Company feels that the management of its liquidity, retention of key personnel and cooperation from our vendor partners is critical to maintaining the Mt. Hope Project as one of the world’s best and largest undeveloped molybdenum projects.

Permitting Update.

As discussed more fully in ourannual and quarterly reports, the ongoing legal challenges of the Record of Decision (“ROD”) approving our Plan of Operations and Environmental Impact Statement (“EIS”) has been on appeal to the U.S. Court of Appeals for the Ninth Circuit (“Ninth Circuit”) since August of 2014 when the U.S. District Court dismissed the claims of Great Basin Resource Watch and the Western Shoshone Defense Project (“Plaintiffs”).  The Ninth Circuit completed oral argument of the parties on October 18, 2016.  On December 28, 2016, the Ninth Circuit issued its Opinion rejecting many of the arguments raised by the Plaintiffs challenging the EIS completed for the Mt. Hope Project, but issued a narrow reversal of the BLM’s findings related to air quality analysis.  Because of this technical deficiency, the Court vacated the ROD, and is requiring additional evaluation of air quality impacts and resulting cumulative impact analysis under the National Environmental Policy Act (“NEPA”) before the ROD is reissued.  The Company is confident in the BLM’s process and working closely with the agency to resolve concerns with air quality baseline studies raised by the Ninth Circuit, and looks forward to completing the necessary public review to receive a new ROD for the eventual construction and operation of the Mt. Hope Project.

Water Rights Considerations

Again, as discussed more fully in our Annual Report on Form 10-K and Quarterly Reports, following the October 2015 Opinion of the Nevada Supreme Court, we received the District Court’s Order on remand from the Nevada Supreme Court on March 14, 2016 vacating the Monitoring, Management and Mitigation Plan (“3M Plan”), denying the water applications and vacating the water permits issued by the State Engineer in Ruling 6127.  The Nevada State Engineer filed an appeal to the Nevada Supreme Court concerning the District Court’s interpretation of the Supreme Court’s Opinion arguing that the District Court acted in excess of its judicial authority in violation of Nevada’s Constitution and Statutes.  The Company has filed a similar appeal to the Nevada Supreme Court.

Notwithstanding the pendency of the appeal to the Nevada Supreme Court discussed above, the Company is working, as expeditiously as possible, to reobtain its water permits with the new change applications that it has filed with the State Engineer in the fall of 2015 and spring of 2016.  The State Engineer set a prehearing conference on August 25, 2016 to review the applications and set a determination hearing.  On August 23, 2016, Eureka County filed a Writ of Prohibition or Mandamus to the Nevada Supreme Court requesting the Supreme Court to intervene and to stop further action by the State Engineer while the appeal discussed above of the District Court Order is pending.  The State Engineer vacated the conference and has stopped any further action on our applications pending an outcome of the Writ from the Supreme Court.  The Supreme Court ordered answers and responses to the Writ, which were filed on October 21, 2016.  Along with the State Engineer, our briefs oppose the basis for filing the Writ, and believe the State Engineer can proceed with the review of our applications notwithstanding the appeal to the Supreme Court of the District Court Order.  In the interim, we are continuing to advocate the authority of the State Engineer to act on our applications.  In hearings to be held before the State Engineer, the Company will provide additional evidence of its ability to successfully mitigate any potential impacts to water rights in Kobeh Valley that could result from the Mt. Hope Project’s new change applications for water use.

Executive Compensation Philosophy and Objectives

Because of our modest size, stage of development and our current cash conservation efforts, we do not use an extensive executive compensation program.  Instead, we have continued to utilize a fairly simple executive compensation program that is intended to provide appropriate incentives for our executive officers to help us achieve our business strategy.  Essential to our compensation philosophy is the avoidance of egregious or overly generous compensation, excessive perquisites or tax gross ups on perquisites, repricing or replacement of stock awards, and hedging of Company stock.  Our executive compensation program historically has used three primary elements: base salary, annual cash incentives, and long-term equity incentives, which are divided between performance based and time/retention based equity incentives. The overall objective of our program is to enable us to obtain and retain the services of experienced executives.

In 2016, we continued base salary reductions to our executive officers as part of our cash conservation program.  Further, as discussed below, we did not grant any equity awards or cash incentives to our named executive officers, except for the retention awards of restricted stock units to our named executive officers.  A summary of each of the Stay Incentive Agreements is included following the executive compensation tables under the heading “Potential Payments Upon Termination or Change in Control.”  We believe that these agreements are necessary to retain our executives who are experienced in project financing, mine development, and operations to finance and develop the Mt. Hope Project, grow the Company, and increase our stockholder value.  In establishing the agreement with each executive officer, our Compensation Committee took into account many factors, including the individual’s retention considerations, prior business experience, historical compensation levels, work performance, and our business need for the executive’s skills.  The committee also considered external market data, market trends, and drew upon the individual experience of the committee members.

When project financing is obtained to construct and operate the Mt. Hope Project, we anticipate that we will reinstate pre-reduction base salaries and positive adjustments to the compensation packages for our executive officers.  In the interim, the committee continues to balance cost reductions with a compensation program that is intended to promote teamwork as well as individual initiative and achievement; to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders; and to incent the retention of executives whose knowledge, skills and performance are critical to our success.

Our Executive Compensation Process

Role of Compensation Committee and Executive Officers

Our Compensation Committee has overall responsibility for (1) establishing, overseeing and evaluating the compensation philosophy, policies and plans for non-employee directors and executive officers, (2) making recommendations to the Board regarding director compensation and (3) reviewing the performance and determining the compensation of our CEO and the other executive officers.  The committee oversees the administration of our equity incentive plans, reviews and approves any employment, severance or change in control agreements and performs other functions set forth in its charter.

In carrying out its responsibilities, the committee works with members of our management team, including our CEO, and consults with legal counsel and has consulted with independent compensation consultants, when it deems appropriate.  The management team assists the committee by providing information on Company and individual performance, market data and management’s perspective and recommendations on compensation matters.  Although the committee solicits and reviews management’s recommendations, the committee considers management’s recommendations as merely one factor in making compensation decisions for our executive officers.  The committee regularly reports to, and sometimes consults with, our Board on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions.

Role of Compensation Consultant

As a result of ongoing cost reduction efforts implemented in the third quarter of 2013 and continuing throughout 2016, the Committee did not retain or use an outside compensation consultant, as no changes were made to the named executives’ compensation throughout 2016.  At the expiration of cost reduction programs, the Compensation Committee will re-evaluate the retention of a compensation consultant, including our previous compensation consultant Towers Watson (2008, 2010 — 2013), for future engagement.

Peer Group

Historically, one of the purposes of the committee in hiring a compensation consultant, including the historical retention of Towers Watson, was to assist the committee in comparing our executive compensation program with executive compensation programs of peer companies.  In 2012, the committee, with the assistance of Towers Watson, selected designated peer group companies consisting of North American companies primarily engaged in the hard rock mining of metals and coal mining, as well as other general industry companies, to use for comparison.  With the implementation of the cost reduction program in September 2013 and continuing throughout 2016, the committee did not complete an analysis to update the 2012 peer group.  The committee will review the 2012 peer group analysis and update the benchmark analysis at the expiration of the cost reduction program, if appropriate.

Elements of Compensation and 2016 Compensation Decisions

Our compensation program has three primary elements:  base salary, annual cash incentive awards and long-term equity-based incentives.  Our executive officers also participate in employee benefits that are generally available to all of our employees.  Each of these primary elements is discussed in further detail below.

Base Salary

Base salary represents the fixed portion of our executive officers’ compensation and is an important element of compensation to attract, retain and motivate experienced executives.  We establish our executives’ salaries based on consideration of, among other things:

•                  Performance and experience,

•                  Scope of their responsibilities,

•                  Competitive market compensation data for similar positions,

•                  Seniority of the individual, and

•                  Ability to replace the individual.

The committee reviews base salaries annually and makes adjustments from time to time.  An adjustment to an executive’s salary may be made, for example, to align that salary with the committee’s perception of market levels, taking into account the individual’s responsibilities, performance and experience.  From 2006 through 2012, the committee made periodic adjustments to some executive salaries to bring the salaries closer to amounts the committee believed more closely reflected salaries paid to individuals in operating companies with similar positions and responsibilities.  Beginning in 2013 and continuing through present, as a result of implementation of cost reduction programs, the committee temporarily reduced NEOs’ salaries effective September 7, 2013 — January 2015, and in January 2015 re-instated the 2012 established base salaries.

In December 2015, the committee also approved the promotion of Lee Shumway to CFO, and authorized a 2016 salary increase to $275,750, and also approved a 2016 salary increase for Scott Roswell to $265,750 along with his title change to CLO inclusive of his additional responsibilities associated with the resignation of our former Director of Investor Relations.  Additionally, at the same December 2015 meeting, the committee accepted the recommendation of management to re-institute the 2013 temporary salary reductions discussed above to be effective January 16, 2016.  Again, at its December 2016 meeting the committee, at the recommendation of management, approved the continuation of salary reductions for 2017.

Name	2012 Annual Base Salary ($)	2013-2014 and 2016-2017 Approved Base Salary Reductions	2014 Reduced Annual Base Salary ($)	2015 Annual Base Salary ($)	2016-2017 Reduced Annual Base Salary ($)
Bruce D. Hansen	$550,000	(25)%	$412,500	$550,000	$412,500
Lee M. Shumway*	234,350	(15)%	199,198	234,500	234,388
Robert I. Pennington	297,000	(20)%	237,600	297,000	237,600
R. Scott Roswell	250,700	(15)%	213,095	250,700	225,888

*                 Mr. Shumway has announced his departure from the Company effective May 12, 2017.

Annual Incentive Awards

Historically, our executive officers have had the opportunity to earn annual incentive awards in the form of a cash incentive award for achievement of corporate and individual goals and objectives.  Annual incentive awards have traditionally been paid to executive officers to recognize specific accomplishments and overall performance, as determined by the committee in its discretion.

Although we target annual cash pay, the committee retains full discretion to adjust annual incentive awards based on its collective judgment of the CEO’s and executives’ achievement of business milestones and individual objectives.  For 2016, all potential grants of annual incentive awards for our named executive officers were determined by the committee in December 2015, in its discretion, based on achievement of the following business and individual objectives:

Corporate Business Goals	Weight
1. Liquidity & Financing	30%
2. Strategic/Alternative Opportunities	20%
3. Engineering and Construction	15%
4. Permitting, Environmental & Water Rights	20%
5. Safety & Health	10%
6. Administration	5%

As a result of the ongoing efforts to obtain project financing for the Mt. Hope Project and continuing cash conservation efforts the committee reviewed the business goals listed above, and determined as a result of the continuation of cost reduction programs to again not grant any 2016 cash incentive awards.  As a result 2016 actual total annual cash compensation is as follows:

Name	2016 Reduced Base Salary ($)	2016 Annual Incentive Award ($)	2016 CashStay Incentive Award ($)	2016 Annual Cash Compensation ($)
Bruce D. Hansen	$412,500	$0—	$0—	$412,500
Lee M. Shumway*	234,888	0—	0—	234,888
Robert I. Pennington	237,600	0—	0—	237,600
R. Scott Roswell	225,888	0—	0—	225,888

*                 Mr. Shumway has announced his departure from the Company effective May 12, 2017

Long-Term Equity Incentives

As a company with limited financial resources, long-term equity awards are historically a significant element of our executive compensation program, and critical to the ongoing retention of our executives.  No equity awards were granted in 2016 as a result of ongoing cash conservation efforts, except for the retention awards of restricted stock units to our named executive officers as discussed below.

Executive Compensation for 2016

The Compensation Committee formally reviews all aspects of the executive compensation program throughout the year and has the authority to make adjustments based on its collective judgment.  When considering adjustments to the executive compensation program, the Compensation Committee takes into account the following factors during its decision making process:

(1)         Company performance;

(2)         Executive compensation and governance best practices;

(3)         NEOs achievement of the Company’s annual and long-term business milestones and individual performance objectives, and

(4)         Shareholder feedback via “Say on Pay” voting results.

As a result of the support that the Company’s 2011 — 2016 “Say on Pay” proposals received from stockholders, the Company’s compensation policies and decisions remained consistent with our objectives to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders and to reward our executives when they have achieved our business objectives.  In large part, our executive compensation decisions for 2016 were hampered by the ongoing difficulty of efforts to seek and obtain project financing with depressed molybdenum prices and reversal of our water permits, the December 2016 court ruling vacating the ROD, the ongoing suspension of pre-construction activities at the Mt. Hope Project, and the necessity to continue cost reductions and further base salary compensation reductions:

No 2016 Adjustments to Base Salary.  Back in 2012, our NEO salaries ranged from 90% to 95% of the median base salary for our peer group, and as a result, the Compensation Committee did not approve any base salary increases for 2013.  And, with the implementation of the cost reduction programs beginning in 2013 and continuing into 2017 discussed above, our NEOs have again received 15% - 25% reductions in base cash salary compensation.  Minor adjustments to base salaries were made in mid-January 2016, discussed above, related to the internal selection and promotion of Lee Shumway to CFO, and additional responsibilities placed on our CLO, Scott Roswell.  Mr. Shumway announced his departure from the Company effective May 12, 2017.

No 2016 Annual Cash Incentive Awards.  With the continuation of the Company’s cost reduction program, no cash incentive awards were made to our NEOs for 2013, 2014, 2015 or 2016 results, except for the 2014 cash retention awards to our named executive officers discussed below under “Stay Incentive Agreements.”

No 2016 Performance Based Equity Awards.  In December 2016, the Compensation Committee again determined not to re-institute the prior annual practice of granting equity based performance awards, as a result of continuing cost reductions.  During 2013, 2014, 2015 and again in 2016, there was no annual equity component to our executive compensation program, except for the retention awards of restricted stock units to our named executive officers discussed below under “Stay Incentive Agreements.”

Stay Incentive Agreements

2013-2015 Stay Incentive Agreements  In September 2013, we implemented a cost reduction and retention program that included a 25% reduction in base cash compensation for the CEO and members of the Board of Directors with other senior officer and employees receiving 10 to 20% salary reductions.  In parallel, the Company also implemented a personnel stay incentive and equity award program for the NEOs and other senior managers that provided cash and equity incentives for employees who remained with the Company until the earlier to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of

Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2015.

Effective January 15, 2015, the following cash retention awards were paid, with the exception of Mr. Hansen who agreed to defer payment of his cash retention award to January 15, 2016, and the following RSU grants vested and shares were issued to our executive officers:  Mr. Hansen $412,500 (deferred to 1/15/16) and 245,536 shares; Mr. Shumway $117,175 and 69,747 shares; Mr. Pennington $148,500 and 88,393 shares; and Mr. Roswell $125,350 and 74,613 shares.

2015 Stay Incentive Agreements In January 2015, in conjunction with our decision to terminate the salary reductions to base salaries and again freeze base salaries at the 2012 level, we entered into Stay Incentive Agreements with certain employees, including our executive officers, in order to provide an incentive for each individual to continue his employment with the Company through the critical phase of seeking and obtaining financing for, and the construction of, the Mt. Hope Project.  The Stay Incentive Agreements provide for the award of RSUs if the covered executive remained continuously employed by the Company until the earlier to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2016.

Effective January 15, 2016, the following RSU grants vested and shares were issued to our executive officers:  Mr. Hansen - 392,904; Mr. Shumway - 167,413; Mr. Pennington - 212,168; and Mr. Roswell - 179,093.  Mr. Hansen also received his $412,500 case retention award that he had deferred from 2015.

2016 Stay Incentive Agreements In December 2015, with the continuation of cash conservation, ongoing suspension of development activities at our projects resulting from the depressed molybdenum market and other factors, the compensation committee reviewed our compensation program for 2016, and authorized a return of the 2013/2014 salary reductions to our named executive officers.  Further, a similar Stay Incentive Program, which included a greater than a 50% reduction in the amount of equity incentives offered in the 2015 Stay Incentive Program discussed above, was authorized by the committee and implemented on January 16, 2016 for our named executive officers who remained with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 16, 2017.

Effective January 15, 2017, the following RSU grants vested and shares were issued to our executive officers:  Mr. Hansen — 120,000; Mr. Shumway — 80,000; Mr. Pennington — 100,000; and Mr. Roswell — 80,000

2017 Stay Incentive Agreements In December 2016, with the continuation of cash conservation, ongoing suspension of development activities at our projects resulting from the depressed molybdenum market and other factors, the compensation committee reviewed our compensation program for 2017, and approved continuation of the 2016 salary reductions to our named executive officers.  Further, a new Stay Incentive Program was authorized by the committee and implemented on January 16, 2017 for our named executive officers who remain with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 16, 2018.

Effective with the execution of Stay Incentive Agreements on January 16, 2017 the following RSU grants were made to our executive officers, subject to the vesting schedule described above:  Mr. Hansen — 360,000; Mr. Pennington - 300,000; and Mr. Roswell — 240,000.  Mr. Shumway has announced his departure from the Company, effective May 12, 2017.

Name	2016-2017 Approved Base Salary Reductions ($)	2017 Annual Base Salary ($)	2016-2017 Reduced Annual Base Salary ($)	2016 Stay Incentive RSU Grant	2017 Stay Incentive RSU Grant
Bruce D. Hansen	(25)%	$550,000	$412,500	120,000	360,000
Lee M. Shumway*	(15)%	275,750	234,388	80,000	0
Robert I. Pennington	(20)%	297,000	237,600	100,000	300,000
R. Scott Roswell**	(15)%	265,750	225,888	80,000	240,000

*                 Mr. Shumway’s annual base salary was increased effective January 16, 2016 to $275,750.  Mr. Shumway has announced his departure from the Company effective May 12, 2017.

**          Mr. Roswell’s annual base salary was increased effective January 16, 2016 to $265,750.

Employee Benefits

Our executive officers generally participate in the same employee benefit programs (401(k) plan, health, dental, vision, life, accident and disability insurance) as other employees.  In 2012, the Company initiated an executive physical program with the University of Colorado Hospital.  The Company covers the cost of the executive officer to participate in the executive physical program every two (2) years.  Messrs. Hansen, Shumway, and Roswell participated in 2016.

Employment/Change of Control Agreements

In order to attract and retain key executives, the Company has entered into employment agreements with each of its named executive officers.  In 2016, consistent with our ongoing cash conservation program, the agreements for Mr. Hansen and Mr. Pennington were amended and new employment agreements were provided to Mr. Shumway and Mr. Roswell, all on identical terms.  The amended and new employment agreements provide for a term of one-year, subject to a one-year automatic renewal if not terminated earlier upon ninety (90) day’s notice.  Generally, if a change of control occurs and the Company (or its successor) terminates the employment of the named executive officer without cause during the one year period following the closing of the change of control event (a double-trigger arrangement) or the executive terminates employment for good reason, which includes a material diminution of the executive’s duties or compensation; geographic relocation; direction to the executive that would violate local, state, or federal law; or failure of the Company to pay base compensation in a timely manner, the executive is entitled to: (a) a lump sum payment of (i) two (2) times the executive’s annual base compensation (not subject to salary reduction program), (ii) 100% of the executive’s target annual incentive award for one year, and (iii) as to Mr. Hansen, his cash incentive award for major financing, if it had not previously been paid and (b) full vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.  The severance payment is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

Individual Executive Officers and the CEO

Each of our executive officers is considered individually in the compensation setting process.  In setting cash compensation, the primary factors are the scope of the executive officer’s duties and responsibilities, the executive officer’s performance of those duties and responsibilities, the executive officer’s experience level and tenure with us, and a general evaluation of the competition in the market for key executives with the executive officer’s experience.  Long-term equity incentives are focused largely on retention of our executive officers and matching the financial interests of our executive officers with those of our stockholders.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation information for the fiscal years 2016, 2015, and 2014 of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and our Chief Legal Officer.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Award (1) ($)	Stock Awards (2) ($)	Option /SAR Awards (2) ($)	All Other Compensation ($)		Total ($)
Bruce D. Hansen (3)	2016	$412,500	$415,500	$21,600	$—	$19,051	(3)	$865,551
Chief Executive Officer	2015	550,000	—	184,665	—	19,051	(3)	753,716
	2014	412,500	—	—	—	19,051	(3)	431,551

Lee M. Shumway (4)	2016	234,388	—	14,400	—	14,027	(7)	262,815
Chief Financial Officer	2015	234,350	117,175	78,684	—	15,058	(7)	445,267
	2014	199,198	—	—	—	11,885	(7)	211,083

Robert I. Pennington (5)	2016	237,600	—	18,000	—	15,912	(5)	271,512
Chief Operating Officer	2015	297,000	148,500	99,719	—	16,611	(5)	561,830
	2014	237,600	—	—	—	14,981	(5)	252,581

R. Scott Roswell (6)	2016	225,888	—	14,400	—	13,699	(6)	253,987
Chief Legal Officer	2015	250,700	125,350	84,174	—	14,695	(6)	474,919
	2014	213,095	—	—	—	12,578	(6)	225,673

(1)         No incentive award was approved for 2013, 2014 or 2015, based on the Company’s cost reduction program.  Under the Company’s cash conservation program, cash retention awards were paid to each of the named executive officers on January 15, 2015, with the exception of Mr. Hansen, who deferred payment of his bonus to 2016.

(2)         These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 9 to the Consolidated Financial Statements contained in our Annual Report on

Form 10-K for the year ended December 31, 2016.  The grant date fair value for restricted stock units granted on January 16, 2015, is $0.47 per share. The grant date fair value for restricted stock units granted on January 16, 2016, is $0.18 per share.

(3)         The All Other Compensation amount for Mr. Hansen for 2016 represents $12,750 in Company matching contributions to our 401(k) plan and $6,301 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Hansen for 2015 represents $12,750 in Company matching contributions to our 401(k) plan and $6,301 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Hansen for 2014 represents $12,750 in Company matching contributions to our 401(k) plan and $6,301 in group term life insurance premiums paid by the Company.

(4)         The All Other Compensation amount for Mr. Shumway for 2016 represents $11,719 in Company matching contributions to our 401(k) plan and $2,308 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Shumway for 2015 represents $12,750 in Company matching contributions to our 401(k) plan and $2,308 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Shumway for 2014 represents $9,577 in Company matching contributions to our 401(k) plan and $2,308 in group term life insurance premiums paid by the Company.

(5)         The All Other Compensation amount for Mr. Pennington for 2016 represents $12,051 in Company matching contributions to our 401(k) plan and $3,861 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2015 represents $12,750 in Company matching contributions to our 401(k) plan and $3,861 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2014 represents $11,120 in Company matching contributions to our 401(k) plan and $3,861 in group term life insurance premiums paid by the Company.

(6)         The all other compensation amount for Mr. Roswell for 2016 represents $11,366 in company matching contributions to our 401(k) plan and $2,333 in group term life insurance premiums paid by the Company.  The all other compensation amount for Mr. Roswell for 2015 represents $12,362 in company matching contributions to our 401(k) plan and $2,333 in group term life insurance premiums paid by the company.  The all other compensation amount for Mr. Roswell for 2014 represents $10,245 in company matching contributions to our 401(k) plan and $2,333 in group term life insurance premiums paid by the company.

GRANTS OF PLAN-BASED AWARDS

In 2016, we made stay incentive RSU grants to each of our named executive officers. Historically, we have issued stock options, stock appreciation rights, restricted stock and restricted stock unit awards to our executive officers and key employees as part of our compensation plans under our equity incentive plans.  See “Equity Compensation Plan Information.”  The purpose of the 2006 Plan is to provide us with a greater ability to attract, retain, and motivate our officers, directors and key employees.  In 2016, in keeping with our cash conservation efforts, we used the 2006 Plan to provide stay incentive RSU grants on January 16, 2016, as outlined below, and to other senior managers of the Company.

Name	Restricted Stock Units Awarded	Market Value at Grant ($)
Bruce D. Hansen	120,000	$21,600
Lee M. Shumway	80,000	14,400
Robert I. Pennington	100,000	18,000
R. Scott Roswell	80,000	14,400

Our 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock units and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants.  Each award is subject to an agreement between the Company and the recipient of the grant reflecting the terms and conditions of the award.  Subject to the terms of the 2006 Plan, the Compensation Committee establishes grant dates, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  The Compensation Committee, in accordance with the 2006 Plan, sets the option exercise price, and, if applicable, the strike price for stock appreciation rights, in each case based on the closing price of the Company’s common stock on the date of the grant.

Compensation Arrangements and Employment Agreements

The material terms of our NEOs annual compensation, including base salaries, cash incentive awards, our equity granting practices and employment, change in control and stay bonus agreements are described in our “Compensation Discussion and Analysis — Elements of Compensation and 2016 Compensation Decisions — Stay Agreements” and “Employment Agreements and Stay Agreements” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table provides information with respect to outstanding stock options/SARs, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2016.

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/SARs (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (1) (#)		Option /SAR Exercise Price (2) ($)	Option /SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bruce D. Hansen	66,666	(3)				$0.76	2/27/2017		$—			$—
				90,000	(4)	5.49	10/17/2025
										30,000	(4)	7,500
				140,000	(5)	3.28	10/17/2025
										50,000	(5)	12,500
				56,003	(6)	3.72	10/17/2025
				56,004	(7)	3.72	10/17/2026
										18,481	(6)	4,620
										18,481	(7)	4,620
				56,003	(8)	3.72	10/17/2025
				56,004	(9)	3.72	10/17/2026
										18,481	(8)	4,620
										18,481	(9)	4,620
										120,000	(10)	30,000
Lee M. Shumway				27,000	(4)	5.49	10/17/2025			9,000	(4)	2,250
				43,000	(5)	3.28	10/17/2025
										14,000	(5)	3,500
				20,365	(6)	3.72	10/17/2025
				20,365	(7)	3.72	10/17/2026
										6,720	(6)	1,680
										6,721	(7)	1,680
				20,365	(8)	3.72	10/17/2025
				20,365	(9)	3.72	10/17/2026
										6,720	(8)	1,680
										6,721	(9)	1,680
										80,000	(10)	20,000

Robert I. Pennington				40,000	(4)	5.49	10/17/2025			13,500	(4)	3,375
				60,000	(5)	3.28	10/17/2025
										22,000	(5)	5,500
				28,002	(6)	3.72	10/17/2025
				28,002	(7)	3.72	10/17/2026
										9,240	(6)	2,310
										9,241	(7)	2,310
				28,002	(8)	3.72	10/17/2025
				28,002	(9)	3.72	10/17/2026
										9,240	(8)	2,310
										9,241	(9)	2,310
	26,667	(11)				0.96	2/5/2017
										100,000	(10)	25,000
										145,000	(12)	36,250

R. Scott Roswell				27,000	(4)	5.49	10/17/2025			9,000	(4)	2,250
				43,000	(5)	3.28	10/17/2025
										14,000	(5)	3,500
				20,365	(6)	3.72	10/17/2025
				20,365	(7)	3.72	10/17/2026
										6,720	(6)	1,680
										6,721	(7)	1,680
				20,365	(8)	3.72	10/17/2025
				20,365	(9)	3.72	10/17/2026
										6,720	(8)	1,680
										6,721	(9)	1,680
										80,000	(10)	20,000

(1)                         All of the awards were made under the 2006 Plan.

(2)                         The option/SAR exercise price is the closing market price of the stock on the day of the grant.

(3)                         SARs were granted on February 27, 2009 and vested on February 27, 2012.

(4)                         Performance SARs and restricted stock units were granted on December 16, 2010 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(5)                         Performance SARs and restricted stock units were granted on December 15, 2011 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(6)                         Performance SARs and restricted stock units were granted on December 12, 2012 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(7)                         Performance SARs and restricted stock units were granted on December 12, 2012 and are scheduled to vest one year following the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(8)                         Performance SARs and restricted stock units were granted on December 11, 2013 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(9)                         Performance SARs and restricted stock units were granted on December 11, 2013 and are scheduled to vest one year following the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(10)                    Performance restricted stock units were granted on January 16, 2015 and vested on January 15, 2016. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by the number of shares granted, which assumes that all performance goals for the shares are achieved.

(11)                    SARs were granted on February 5, 2009 and vested on February 5, 2012.

(12)                    An award of 165,000 shares of restricted stock was granted on October 19, 2007. During 2008, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 1 goal. During 2009, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 2 goals. The remaining shares are scheduled to vest based upon the achievement of designated performance goals. In addition, 30,000 shares will vest upon attainment of the construction completion goal, 30,000 shares will vest upon satisfying the cost of contracted construction goal, 35,000 shares (17,500 each) will vest upon satisfying the commissioning phase 1 and phase 2 goals and the remaining 50,000 shares will vest based upon satisfying the specified production goal within six months of initial start-up. The Company may adjust the timing of completion of the goals to accommodate changes in the schedule as a result of environmental permitting or financial considerations. The market value of the stock award was determined by multiplying the closing market price of a share of our common stock on December 30, 2016 of $0.25 by 145,000 shares, which assumes that all performance goals for the shares are achieved.

OPTION/SAR EXERCISES AND STOCK VESTED DURING 2016

	OPTION/SAR AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Bruce D. Hansen	—	—	392,904	$117,857
			24,642	7,146
Lee M. Shumway	—	—	167,413	33,479
			8,961	$2,599
Robert I. Pennington	—	—	212,168	42,429
			12,321	3,573
R. Scott Roswell	—	—	179,093	35,814
			8,961	2,599

(1)         Amount reported represents the closing price of our common stock, as reported on the NYSE MKT, on each vesting date, multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination or change in control for Mr. Hansen, Mr. Shumway, Mr. Pennington and Mr. Roswell are set forth in their respective employment agreements, described below.

In the event of a change in control as defined in our 2006 Plan, all outstanding options and other stock awards under the plans may be assumed, continued or substituted by any surviving or acquiring entity.  If the surviving or acquiring entity elects not to assume, continue or substitute the awards, the vesting of such awards held by award holders whose service with us or any of our affiliates has not terminated will be accelerated, the awards will be fully vested and exercisable immediately prior to the consummation of the transaction and the stock awards will automatically terminate upon consummation of the transaction if not exercised prior to such event.

Employment Agreements and Stay Agreements

The following is a summary of the employment agreements that were in effect between us and each of our named executive officers during the last fiscal year.

Bruce D. Hansen.  On January 30, 2007, we entered into an employment agreement with Mr. Hansen to serve as our Chief Executive Officer for a term of three years.  Mr. Hansen’s agreement was subsequently amended and restated effective January 1, 2012, to extend the term of the agreement to terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2015; and to eliminate the single-trigger change of control arrangement.  Effective January 1, 2016 the employment agreement of Mr. Hansen was amended and restated to provide for a term of one-year, subject to an automatic one-year renewal if not terminated earlier upon ninety (90) day notice.  The following is a description of the terms of his agreement, as in effect on December 31, 2016.

Under the terms of the agreement, as amended, Mr. Hansen’s base salary is $550,000, which was temporarily reduced to $412,500 in September 2013 and re-instated effective January 16, 2015 and was again reduced to $412,500 in January 2016 and continued to be reduced through 2016 and into 2017, as discussed in the next paragraph.  Mr. Hansen is eligible to receive a discretionary cash incentive payment in an amount, if any, as determined by the Board from time to time.  Upon the completion of an equity or debt financing that raises sufficient capital to commence production at the Mt. Hope Project, Mr. Hansen remains entitled to a cash payment of $1,000,000.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Hansen without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Hansen terminates his employment for good reason, which includes a material diminution of his duties or compensation, geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Hansen would be entitled to receive a payment equal to two years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan.  In addition, he will be paid the cash incentive award of $1,000,000 for major financing if it has not previously been paid.  In the event the Company terminates Mr. Hansen’s employment without cause, independent of a “change of control”, Mr. Hansen would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Hansen terminates his employment for “good reason” as described above, independent of a “change of control”, Mr. Hansen would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Salary Reduction and Stay Incentive Agreement (“Stay Agreement”) with Mr. Hansen.  With the Stay Agreement, Mr. Hansen and the Company agreed to reduce Mr. Hansen’s base salary to $412,500 for the term of the Stay Agreement, and provided for a Stay Incentive Award of $412,500 and a Restricted Stock Unit (“RSU”) award of 245,536 RSUs if Mr. Hansen remains continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in Mr. Hansen’s employment agreement; involuntary termination (absent cause); or January 15, 2015.  On January 16, 2015, we entered into a First Amendment to Salary Reduction and Stay Incentive Agreement with Mr. Hansen, effective as of January 14, 2015.  Pursuant to this amendment, the Company agreed to grant 392,904 RSUs to Mr. Hansen, in consideration for Mr. Hansen’s agreement to extend the payment of his $412,500 2014 cash incentive bonus under his Stay Agreement to January 16, 2016.  These awards vested and were paid to Mr. Hansen on January 15, 2016.  Effective January 16, 2016, we agreed to grant Mr. Hansen 120,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2016 through January 15, 2017.  These awards vested and were issued to Mr. Hansen on January 15, 2017.  Lastly, effective January 16, 2017, we agreed to grant Mr. Hansen 360,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2017 through January 16, 2018.

Lee M. Shumway.  On November 6, 2007, we entered into an offer letter agreement with Lee M. Shumway pursuant to which Mr. Shumway initially served as the Director of Business Process/Information Technology.  Mr. Shumway served as our Controller and Treasurer in 2015, and was promoted to Chief Financial Officer effective October 16, 2015.  On January 1, 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement with Mr. Shumway, which included the same definition of change of control as the agreements for Messrs. Hansen, Pennington and Roswell.  In December 2015, we approved the promotion of Mr. Shumway to CFO, and authorized a 2016 salary increase to $275,750, associated with the retirement of our former CFO David Chaput, which consistent with similar treatment of our other named executive officers was then subject to a salary reduction of 15% to $234,350, which continued through 2016 and is continuing into 2017.  On January 16, 2016 we entered in Employment Agreement and with its effectiveness terminated the Change of Control Severance, Confidentiality and Non-Solicitation Agreement.  Consistent with the other named executive officers, the January 16, 2016 Employment Agreement of Mr. Shumway provides for a term of one-year, subject to an automatic one-year renewal if not terminated earlier upon ninety (90) day notice.  The following is a description of the terms of his agreement, as in effect on December 31, 2016.

Under the terms of the agreement, as amended, Mr. Shumway’s base salary is $275,750, which as discussed above was temporarily reduced to $234,350 in January 2016 and continued to be reduced through 2016 and into 2017, as discussed in the next paragraph.  Mr. Shumway is eligible to receive a discretionary cash incentive payment in an amount, if any, as determined by the Board from time to time.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Shumway without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Shumway terminates his employment for good reason, which includes a material diminution of his duties or compensation, geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Shumway would be entitled to receive a payment equal to two years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan.  In the event the Company terminates Mr. Shumway’s employment without cause, independent of a “change of control”, Mr. Shumway would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Shumway terminates his employment for “good reason” as described above, independent of a “change of control”, Mr. Shumway would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Stay Incentive Agreement with Mr. Shumway.  With the Agreement, Mr. Shumway and the Company agreed to provide a Stay Incentive Award of $117,175 and Restricted Stock Unit (“RSU”) Award of 69,747 RSUs if Mr. Shumway remains continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in Mr. Shumway’s Change of Control, Severance, Confidentiality and Non-Solicitation Agreement; involuntary termination (absent cause); or January 15, 2015.  These awards vested and were paid to Mr. Shumway on January 15, 2015.  Effective January 14, 2015, we agreed to grant Mr. Shumway 167,413 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2015 through January 15, 2016.  These awards vested and were paid to Mr. Shumway on January 15, 2016.  Effective January16, 2016, we agreed to grant Mr. Shumway 80,000 RSUs, subject to his execution of a new Stay Incentive

Agreement covering the period from January 16, 2016 through January 15, 2017.  These awards vested and were issued to Mr. Shumway on January 15, 2017.

Mr.Shumway has announced his departure from the Company effective May 12, 2017.  Accordingly, no stay incentive award was granted to Mr. Shumway in January 2017.

Robert I. Pennington.  On October 5, 2007, we entered into an offer letter agreement with Robert I. Pennington pursuant to which Mr. Pennington served as our Vice President of Engineering and Construction and was named our Chief Operating Officer in January 2012.  Pursuant to the terms of this agreement, as amended, Mr. Pennington was paid a base salary of $200,000 per year in 2007, plus eligibility for a performance based annual incentive award.  Mr. Pennington’s base salary was subsequently increased to $297,000, which was temporarily reduced to $237,600 in September 2013 and re-instated effective January 16, 2015 as discussed in the next paragraph.  Mr. Pennington received an option to purchase 150,000 shares of common stock under the 2006 Plan, all of which are fully vested.  In addition, Mr. Pennington is also eligible to receive up to 165,000 shares of restricted common stock upon reaching certain pre-determined goals relating to the Mt. Hope Project, of which 20,000 shares have vested and been issued to Mr. Pennington.  In January 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement, which was superseded by an Employment Agreement entered into with Mr. Pennington effective December 12, 2012 to which the term of the agreement will terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2016.  Effective January 1, 2016 the employment agreement of Mr. Pennington was amended and restated to provide for a term of one-year, subject to an automatic one-year renewal if not terminated earlier upon ninety (90) day notice.  The following is a description of the terms of his agreement, as in effect on December 31, 2016.

Under the terms of the agreement, as amended, Mr. Pennington’s base salary is $297,000, which was temporarily reduced to $237,600 in September 2013 and re-instated effective January 16, 2015 and was again reduced to $237,600 in January 2016 and continued to be reduced through 2016 and into 2017, as discussed in the next paragraph.  Mr. Pennington is eligible to receive a discretionary cash incentive payment in an amount, if any, as determined by the Board from time to time.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Pennington without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Pennington terminates his employment for good reason, which includes a material diminution of his duties or compensation, geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Pennington would be entitled to receive a payment equal to two years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan.  In the event the Company terminates Mr. Pennington’s employment without cause, independent of a “change of control”, Mr. Pennington would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Pennington terminates his employment for “good reason” as described above, independent of a “change of control”, Mr. Pennington would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Salary Reduction and Stay Incentive Agreement (“Stay Agreement”) with Mr. Pennington.  With the Stay Agreement, Mr. Pennington and the Company agreed to reduce Mr. Pennington’s base salary to $237,600 for the term of the Stay Agreement, and provided for a Stay Incentive Award of $148,500 and a Restricted Stock Unit (“RSU”) award of 88,393 RSUs if Mr. Pennington remained continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in Mr. Pennington’s employment agreement; involuntary termination (absent cause); or January 15, 2015.  These awards vested and were paid to Mr. Pennington on January 15, 2015.  Effective January 14, 2015, we agreed to grant Mr. Pennington 212,168 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2015 through January 15, 2016.  These awards vested and were awarded to Mr. Pennington on January 15, 2016.  Effective January 16, 2016, we agreed to grant Mr. Pennington 100,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2016 through January 15, 2017.  These awards vested and were issued to Mr. Pennington on January 15, 2017.  Lastly, effective January 16, 2017, we agreed to grant Mr. Pennington 300,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2017 through January 16, 2018.

R. Scott Roswell.  On August 17, 2010, we entered into an offer letter agreement with R. Scott Roswell pursuant to which Mr. Roswell served as our Corporate Counsel and Vice President of Human Resources and was named our Chief Legal Officer in October 2015.  On January 1, 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement with Mr. Roswell, which included the same definition of change of control as the agreements for Messrs. Hansen, Pennington and Shumway.  In December 2015, we approved a 2016 salary increase for Mr. Roswell to $265,750 inclusive of his additional responsibilities associated with the resignation of our former Director of Investor Relations, which consistent with similar treatment of our other named executive officers was then subject to a salary reduction of 15% to $225,888, which continued through 2016 and is continuing into 2017.  On January 16, 2016 we entered in Employment Agreement, and with its effectiveness, terminated the Change of Control Severance, Confidentiality and Non-Solicitation Agreement.  Consistent with the other named executive officers, the January 16, 2016 Employment Agreement of Mr. Roswell provides for a term of one-year, subject to an automatic one-year renewal if not terminated earlier upon ninety (90) day notice.  The following is a description of the terms of his agreement, as in effect on December 31, 2016.

Under the terms of the agreement, as amended, Mr. Roswell’s base salary is $265,750, which as discussed above was temporarily reduced to $225,888 in January 2016 and continued to be reduced through 2016 and into 2017, as discussed in the next paragraph.  Mr. Roswell is eligible to receive a discretionary cash incentive payment in an amount, if any, as determined by the Board from time to time.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Roswell without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Roswell terminates his employment for good reason, which includes a material diminution of his duties or compensation, geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Roswell would be entitled to receive a payment equal to two years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan.  In the event the Company terminates Mr. Roswell’s employment without cause, independent of a “change of control”, Mr. Roswell would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Roswell terminates his employment for “good reason” as described above, independent of a “change of control”, Mr. Roswell would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to six (6) months of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Stay Incentive Agreement with Mr. Roswell.  With the Agreement, Mr. Roswell and the Company agreed to provide a Stay Incentive Award of $125,350 and Restricted Stock Unit (“RSU”) Award of 74,613 RSUs if Mr. Roswell remained continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in Mr. Roswell’s Change of Control, Severance, Confidentiality and Non-Solicitation Agreement; involuntary termination (absent cause); or January 15, 2015.  These awards vested and were paid to Mr. Roswell on January 15, 2015.  Effective January 14, 2015, we agreed to grant Mr. Roswell 179,093 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2015 through January 15, 2016.  These awards vested and were paid to Mr. Roswell on January 15, 2016.  Effective January 16, 2016, we agreed to grant Mr. Roswell 80,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2016 through January 15, 2017.  These awards vested and were issued to Mr. Roswell on January 15, 2017.  Lastly, effective January 16, 2017, we agreed to grant Mr. Roswell 240,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2017 through January 16, 2018.

Change of Control — Employment Agreements

Generally, for purposes of the executive employment agreements, a change of control occurs if:

•                  Any single holder (or group acting in concert) acquires ownership of 50% or more of the outstanding common stock or combined voting power of the Company (under the present capitalization, outstanding stock and voting power is the same).  The following acquisitions are excluded:  (a) acquisition of shares from the Company; and (b) acquisition of shares by the Company or by any employee benefit plan sponsored by the Company; or

•                  There is a business combination (a merger, reorganization, etc.) involving the Company and another company unless substantially all of the holders who owned shares of the Company before the combination own more than half of the shares of the company resulting from the combination in substantially the proportion that they owned our shares and no one (including a group acting in concert) owns more than one-half of the resulting company.  In other words, generally, if we merged with another company and our stockholders owned more than one-half of the resulting company there would not be a change of control.  If they owned less than 50%, a change of control would have occurred; or

•                  The current (incumbent) members of the Company’s Board no longer constitute at least a majority of the Board; provided, however, that an individual that becomes a director whose election or nomination was approved by at least a majority of the directors serving on the incumbent Board is considered as though such individual was a member of the incumbent Board unless the individual assumed the office as a result of an actual or threatened election contest or solicitation of proxies or consents on the person’s behalf; or

•                  All or substantially all of our operating assets are sold to an unrelated party; or

•                  Our stockholders approve a liquidation or dissolution of the Company.

2006 Equity Incentive Plan

In general, under the terms of the 2006 Equity Incentive Plan, in the event of a change in control (as defined in each of the plans), outstanding awards will either be assumed or substituted by the surviving corporation or automatically become fully vested and exercisable for a limited period of time.

Severance and Change in Control Payments

The following is a summary of potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under each circumstance assuming the event occurred on December 31, 2016.  Actual payments would be paid in a lump sum and may be more or less than the amounts described below.  In addition, the Company may enter into new arrangements or modify these arrangements, from time to time, as was done in January 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL ON DECEMBER 31, 2016

The following are estimated payments that would be provided to each of our named executive officers in the event of termination of the named executive officer’s employment assuming a termination date of December 31, 2016.

Name	Base Salary ($)	Incentive Award ($)	Value of Accelerated Vesting of Equity Awards (1) ($)
Bruce D. Hansen (2)
Termination without cause or for good reason as a result of a change of control	$1,100,000	$1,412,500	$68,481
Termination without cause unrelated to change of control	275,000	—	—
Lee M. Shumway (3)
Termination without cause or for good reason as a result of a change of control	551,500	137,875	32,471
Termination without cause unrelated to change of control	$137,875	$—	$—
Robert I. Pennington (3)
Termination without cause or for good reason as a result of a change of control	594,000	148,500	79,366
Termination without cause unrelated to change of control	148,500	—	—
R. Scott Roswell (3)
Termination without cause or for good reason as a result of a change of control	531,500	132,875	32,471
Termination without cause unrelated to change of control	132,875	—	—

(1)         Amounts are based upon our closing stock price of $0.25 per share on December 31, 2016.  Amount includes the value of accelerated vesting of stock awards; accelerated vesting of SARs and accelerated vesting of stock options, to the extent the option exercise price exceeded the closing stock price of our common stock on December 31, 2016.  The amounts do not include potential exercise of vested stock options.  See the “Outstanding Equity Awards at December 31, 2016” table for information regarding vested stock options.

(2)         Includes a change of control payment equal to two times his base salary, 100% of his annual target incentive payment, and payment of his $1,000,000 major financing award to the extent not already paid.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(3)        In the event of his termination without cause as a result of a change of control, or one year following the closing of the change of control, or election of termination for “good reason” he is entitled to two years of his base salary, 100% of his annual target incentive payment, and vesting of all of his outstanding stock awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our equity compensation plans.  At the 2016 Annual Meeting, the stockholders approved an amendment to the Equity Incentive Plan to increase the aggregate number of shares authorized for issuance by 5,000,000 shares to 14,600,000 shares.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	1,269,101	$3.05	6,041,156	(1)
Total	1,269,101	$3.05	6,041,156

(1)         The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2006 Equity Incentive Plan cannot exceed 14,600,000, discussed above.  Awards under the 2006 Plan may include incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units and stock appreciation rights.

DIRECTOR COMPENSATION

The following table lists compensation information for fiscal 2016 for our directors and our secretary who were not employees.  Mr. Hansen, who is also our Chief Executive Officer, does not receive any separate compensation for his service as a director.  Mr. Hansen’s compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables above.

On the recommendation of the Compensation Committee, at its June 16, 2011 meeting the Board approved guidelines for share ownership for directors.  The current guideline amount is equal to a multiplier of four times each director’s individual retainer from the Company.  The Board also set a target of five years for each director to reach his/her ownership guideline level.  As of December 31, 2016, all non-employee Directors had reached their target ownership, except for Mr. Zhang who was appointed to the Board in December 2015.  Effective September 7, 2013, we implemented a cost reduction and personnel retention program, which was maintained throughout 2016 and continues into 2017, which included reductions in base cash compensation for members of the Board of Directors, as well as our executive officers and senior management employees.

Columns required by SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Ricardo M. Campoy	$79,500	$5,000	$84,500
Mark A. Lettes	53,250	5,000	58,250
Gary A. Loving	40,500	5,000	45,500
Gregory P. Raih	47,250	5,000	52,250
Nelson F. Chen(2)	14,700	5,000	19,700
Tong Zhang	33,000	5,000	38,000
Michael K. Branstetter (3)	$15,000	$2,000	$17,000

(1)                                 These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 9 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016.  As of December 31, 2016, the aggregate number of shares of our common stock underlying outstanding option awards and the number of shares of restricted stock for each non-employee director and our secretary was zero.

(2)           As discussed below, Mr. Chen’s term as a director expired on June 8, 2016 at the 2016 Annual Meeting.

(3)                                 Michael K. Branstetter serves as our secretary.

Director and Secretary Compensation Program

The following table describes the payments to be made by us under our director and secretary compensation program

Director

Annual Retainer	$ 40,000 total paid quarterly in arrears*
Board Meeting Fee	$ 1,000 paid quarterly in arrears*
Audit Committee Chair	$ 10,000 total paid quarterly in arrears*
Other Committee Chairs	$ 5,000 total paid quarterly in arrears*
Board Chair Annual Retainer	$ 80,000 total paid quarterly in arrears (1)*
Committee Meeting Fee	$ 1,000 paid quarterly in arrears*
Sign-on Equity	20,000 shares (2)
Annual Equity	25,000 shares (3)
Resignation Equity	5,000 shares (4)

Secretary

Annual Retainer	$ 20,000 total paid quarterly in arrears*
Annual Equity	10,000 shares (3)

*During 2016, all cash compensation for Directors remained reduced by 25% from the amounts listed above as part of our cash conservation program implemented in September 2013.

(1)                                 Board Chair annual retainer is paid to the Board Chair in lieu of the annual retainer paid to other directors and is cash only.

(2)                                 Represents the number of full-value, fully vested shares of common stock granted upon election to the Board.

(3)                                 Represents the number of full-value, fully vested shares of common stock granted annually on the first business day after January 1.  New directors receive a pro-rated grant, based upon the time of joining the Board (in addition to the Sign-on Equity award).

(4)                                 Represents the number of full-value, fully vested shares granted upon approval by the Compensation Committee if a director is asked to resign.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Our Audit Committee reviews any transaction involving the Company and a related party (1) prior to the entry by the Company into such transaction, (2) at least once a year after the Company’s entry into the transaction, and (3) upon any significant change in the transaction or relationship.  If advance approval of a related party transaction is not feasible, then, pursuant to our recently amended related party transaction policy, the related party transaction is considered at the Audit Committee’s next regularly scheduled meeting, and if the Audit Committee determines it to be appropriate, is ratified.  For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K.  In its review of any related party transactions, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable):  the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Certain types of transactions are pre-approved in accordance with the terms of our recently amended related party transaction policy.  These include, among other things, transactions in which rates or charges are determined by competitive bids or are fixed by law and certain charitable contributions by the Company.

Hanlong and Nelson F. Chen

On December 20, 2010, we entered into a Stockholder Agreement (the “Stockholder Agreement”) with Hanlong in connection with a Tranche 1 closing under a Securities Purchase Agreement dated March 4, 2010 (the “Purchase Agreement”) between us and Hanlong.

The Purchase Agreement with Hanlong was terminated in August 2013, though certain provisions of the Purchase Agreement and Stockholder Agreement remained in effect, and, as a result of the Tranche 1 closing, Hanlong was entitled to nominate one director to our Board so long as it maintained at least a 10% fully diluted interest in the Company.  Pursuant to the terms of the Stockholder Agreement, Hanlong designated Mr. Chen as its nominee for appointment to the Board, and at the 2013 Annual Meeting of the Stockholders, the Board nominated and the stockholders elected Mr. Chen to the Board as a Class III member.  As of the record date for the 2016 Annual Meeting of April 15, 2016, Hanlong’s ownership interest on a fully diluted basis was 5.7%.  Therefore, Hanlong was no longer entitled to nominate a director to the Board.  In February 2016, the Governance and Nominating Committee of the Company’s Board of Directors determined it would not renominate the Hanlong representative, Nelson F. Chen, to the Board, as Hanlong’s beneficial ownership of the Company’s common stock on a fully diluted basis had fallen below 10%.  Mr. Chen’s term as a director expired at the 2016 Annual Meeting.

AMER and Tong Zhang

On November 24, 2015, we entered into a Stockholder Agreement (the “Stockholder Agreement”) with AMER in connection with a Tranche 1 closing under an Investment and Securities Purchase Agreement, as amended November 2, 2015 (the “Purchase Agreement”) between us and AMER.

Pursuant to the terms of the Stockholder Agreement, AMER is permitted to immediately nominate one member to the Board, as well as additional directors following the completion of Tranche 3 closing under the Purchase Agreement, and drawdown of a senior secured loan, respectively.  The Stockholder Agreement also governs AMER’s acquisition and transfer of shares of the Company’s common stock.  As discussed earlier, AMER designated Mr. Zhang as its nominee for appointment to the Board, and at the December 2015 meeting of the Board, the Board appointed Mr. Zhang as a Class II member, subject to nomination and election by stockholders at the 2018 Annual Meeting.

In accordance with the Company’s standard director compensation program, on January 4, 2016, Mr. Zhang was issued a sign-on equity grant of 20,000 fully vested shares of the Company’s common stock, a prorated 2015 equity grant of 1,986 fully vested shares of the Company’s common stock, and the 2016 annual equity grant of 25,000 fully vested shares of the Company’s common stock.  Mr. Zhang will also receive an annual cash retainer and Board and committee meeting fees as described above under “Director Compensation.”

ADDITIONAL STOCKHOLDER INFORMATION

Stockholder Proposals and Recommendations for Director Nominees for the 2018 Annual Meeting

We anticipate that we will hold our 2018 Annual Meeting of Stockholders within 30 days before or after June 8, 2018.  If you wish to submit a proposal for inclusion in our proxy materials to be circulated in connection with our 2018 Annual Meeting of Stockholders, you must send the proposal to the Company at the address below.  The proposal must be received no later than December 29, 2017 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.

For stockholder proposals submitted outside of the process described above, the Company’s bylaws require that advance written notice of a stockholder proposal for matters to be brought before an annual stockholders meeting be received by the Company not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting.  Accordingly, notice of stockholders proposals for the 2018 Annual Meeting must be received by the Company between February 8, 2018 and March 10, 2018.  In addition, among other requirements set forth in the SEC’s proxy rules, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date you submit the proposal, and you must continue to own such stock through the date of the meeting.

Stockholder proposals and recommendations for director nominees should be sent to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401.

Householding

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof.  Any such request should be directed to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401 or (303) 928-8599.  Upon request, we will promptly deliver a separate copy.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

The Company’s Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2016 is being mailed to all stockholders with this proxy statement.  Our Annual Report is part of the proxy solicitation materials for the Annual Meeting.  An additional copy, including exhibits, will be furnished without charge to any stockholder by writing to the Corporate Secretary at the address above.  The Company’s Form 10-K may also be accessed at the Company’s website at www.generalmoly.com, or at SEC’s website at www.sec.gov.

Other Matters

As of the date of this proxy statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.  However, if other matters are properly brought before the Annual Meeting, the proxies will be voted on those matters at the discretion of the proxy holders.

By Order of the Board of Directors,

Bruce D. Hansen
Chief Executive Officer

Lakewood, Colorado
April 14, 2017

REVOCABLE PROXY GENERAL MOLY, INC. 1726 Cole Blvd., Ste 115. Lakewood, Colorado 80401 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS This proxy revokes all prior proxies with respect to the Annual Meeting. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged. The undersigned hereby appoints R. Scott Roswell and Michael K. Branstetter (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of General Moly, Inc. (the “Company”) that the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of the Company to be held on June 8, 2017, and any adjournment thereof. Such shares shall be voted as indicated with respect to the proposals listed on this proxy and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof. Each of the proposed items below are described in the Proxy Statement that accompanies this revocable proxy, and the descriptions herein are qualified in their entirety by the information set forth in the Proxy Statement. THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 8, 2017 The Proxy Statement and our Annual Report are available at: http://investor.generalmoly.com/phoenix.zhtml?c=181598&p=proxy as in this example  Please mark votes The Board of Directors recommends a vote FOR the nominees listed in Proposal 1, FOR each of Proposals 2 and 4, and FOR ONE year in Proposal 3. PROPOSAL 1 Election of two Class I members to the Board of Directors: Nominees: 01 Gary A. Loving PROPOSAL 2 An advisory vote to approve executive compensation.  FOR  AGAINST  ABSTAIN PROPOSAL 3 Advisory vote on the frequency of the executive compensation vote.  ONE YEAR  TWO YEARS  THREE YEARS  ABSTAIN PROPOSAL 4 Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s Independent registered accounting firm for the fiscal year ending December 31, 2017.  FOR  AGAINST  ABSTAIN This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned, but no direction is made, this proxy will be voted by the Proxies FOR each of the nominees for director in Proposal 1 and FOR each of Proposals 2 and 4, and for ONE year in Proposal 3.  FOR  AGAINST  ABSTAIN 02 Gregory P. Raih  FOR  AGAINST  ABSTAIN I plan to attend the Annual Meeting  Please sign exactly as name appears adjacent. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.  Date: Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.)   CONTROL NUMBER Signature Signature (if held jointly) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone  it in the postage-paid envelope MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return provided.  TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/GMO Have your proxy card available when you access the above website. Follow the prompts to vote your shares.